Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Murphy Oil Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	(1)	Other	1,173,998	$34.67	$40,702,510.66	0.0001531	$6,231.55

Total Offering Amounts:							$40,702,510.66		6,231.55
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$6,231.55

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 1,173,998 shares of common stock, par value $1.00 per share (“Common Stock”) of Murphy Oil Corporation (the “Registrant”) that may be issued pursuant to awards under the Murphy Oil Corporation 2020 Long-Term Incentive Plan, as amended and restated (the “Plan”), as a result of the share “recycling” provisions under the Plan and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

The proposed maximum offering price per unit, maximum aggregate offering price and registration fee are rounded up to the nearest whole cent.

The proposed maximum offer price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock on the New York Stock Exchange on October 9, 2024, which date is within five business days prior to filing this Registration Statement.